EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ModusLink Global Solutions, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-71863, No. 333-90587, No. 333-93005 and No. 333-116417 on Form S-3 and No. 333-91117, No. 333-93189, No. 333-94479, No. 333-94645, No. 333-95977, No. 333-33864, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-117878, No. 333-118596, No. 333-121235, No. 333-131670 and No. 333-164437 on Form S-8 of ModusLink Global Solutions, Inc., formerly CMGI, Inc., of our reports dated October 14, 2010, with respect to the consolidated balance sheets of ModusLink Global Solutions, Inc. and subsidiaries as of July 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2010, and the effectiveness of internal control over financial reporting as of July 31, 2010, which reports appear in the July 31, 2010 annual report on Form 10-K of ModusLink Global Solutions, Inc.

Our report dated October 14, 2010, on the effectiveness of internal control over financial reporting as of July 31, 2010, contains an explanatory paragraph that states that ModusLink Global Solutions, Inc. acquired TFL, LLC during the year ended July 31, 2010, and management excluded from its assessment of the effectiveness of ModusLink Global Solutions, Inc.’s internal control over financial reporting as of July 31, 2010, TFL, LLC’s internal control over financial reporting associated with total assets of $23.3 million and total revenues of $23.7 million included in the consolidated financial statements of ModusLink Global Solutions, Inc. as of and for the year ended July 31, 2010. Our audit of internal control over financial reporting of ModusLink Global Solutions, Inc. also excluded an evaluation of the internal control over financial reporting of TFL, LLC.

/s/ KPMG LLP

Boston, Massachusetts

October 14, 2010